Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 3rd QUARTER 2016 EARNINGS

OAKLAND, MARYLAND—November 7, 2016: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $4.3 million for the first nine months of 2016, compared to $2.5 million for the same period of 2015. Basic and diluted net income per common share for the first nine months of 2016 were both $.68, compared to basic and diluted net income per common share of $.39 for the same period of 2015. The increase in earnings was due to an increase in net interest income of $1.4 million, offset by an increase of $1.6 million in provision for loan losses, an increase of $1.4 million in other operating income, and a decrease of $1.0 million in other operating expenses, offset by an increase of $.9 million in provision for income taxes. The net interest margin for the first nine months of 2016, the year ended December 31, 2015 and the first nine months of 2015, on a fully tax equivalent (“FTE”) basis, was 3.21%, 3.04% and 3.07%, respectively. The increase in interest income on earning assets and a reduction in interest expense contributed to the increase in the net interest margin for the first nine months of 2016 when compared to the margin recorded for the year ended December 31, 2015.

Consolidated net income available to common shareholders was $1.8 million, or $.29 per common share, for the third quarter of 2016, compared to $1.3 million, or $.20 per common share, for the same period of 2015. The increase in earnings for the third quarter of 2016 when compared to the third quarter of 2015 was attributable to an increase in net interest income of $.3 million, an increase in other operating income of $.3 million and a decline in provision for loan losses of $.2 million, partially offset by increases in other operating expenses of approximately $.1 million and an increase of $.4 million in provision for income taxes. The net interest margin for the third quarter of 2016, on an FTE basis, was 3.22% compared to 3.13% for the same period of 2015.

Financial Highlights Comparing the Three and Nine Months Ended September 30, 2016 and 2015:

•	Provision expense for the first nine months of 2016 increased by $1.6 million when compared to the first nine months of 2015. The increase was driven by a specific allocation on a large participation loan in Pennsylvania.

•	Other operating income increased $.3 million during the third quarter of 2016 when compared to the same period of 2015. This increase was due to a $.2 million increase on net gains on sales of investment securities as well as increased service charge income related to paper statement fees and account analysis fees.

•	Operating expenses increased $.1 million in the third quarter of 2016 when compared to the same period of 2015. This increase was due to an increase of $.5 million in other real estate owned (“OREO”) expense relating to valuation write-downs in the third quarter 2016 compared to gains on sales of OREO properties in the third quarter of 2015, an increase of $.4 million in miscellaneous expenses due to increased marketing and printed supplies relating to our new branding initiative, and increased contract labor expenses and miscellaneous loan fees, offset by a decrease in FDIC premiums of $.4 million and a $.2 million decrease in salaries and employee benefits primarily related to reduced health insurance costs.

“During this quarter, we unveiled our new brand which has received a very positive response from our associates, customers and communities.  We believe our new look and feel positions us well for future success as it better aligns the bank and our value system with our customer preferences as we strive to be relevant to our changing market demographics.  We are pleased that we were able to rebrand with little additional cost to our existing marketing and operational budgets.  Our third quarter core earnings continue to show a positive trend as we remain focused on increasing our margin and controlling costs.” stated Carissa L. Rodeheaver, Chairman of the Board, Chief Executive Officer and President.

Balance Sheet Overview

Total assets at September 30, 2016 remained stable at $1.3 billion when compared to December 31, 2015. During the first nine months of 2016, cash and interest-bearing deposits in other banks increased $13.9 million, the investment portfolio decreased $29.4 million, and gross loans increased $23.5 million. Total liabilities increased by $20.7 million during the first nine months of 2016 due primarily to an increase in deposits of $20.4 million. Comparing September 30, 2016 to December 31, 2015, shareholders’ equity decreased $6.0 million as a result of First United Corporation’s redemption of $10.0 million of its outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, in February 2016, offset partially by $4.3 million in earnings during the first nine months of 2016.

Total investment securities available-for-sale decreased $22.2 million since December 31, 2015. This decline during the first nine months was due to sales of investments for loan funding as well as calls on investments. At September 30, 2016, the securities classified as available-for-sale included a net unrealized loss of $3.3 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing September 30, 2016 to December 31, 2015, outstanding loans increased by $23.5 million (2.67%), commercial real estate (“CRE”) loans increased $12.0 million due to several new large relationships booked during the first nine months, acquisition and development (“A&D”) loans increased $.6 million, commercial and industrial (“C&I”) loans increased $1.7 million, residential mortgages increased by $9.7 million primarily due to new loans booked in our 5/1 and 7/1 adjustable rate mortgage programs, and the consumer portfolio decreased by $.7 million. Approximately 37% of the commercial loan portfolio was collateralized by real estate at September 30, 2016, compared to 39% at December 31, 2015.

Total deposits increased $20.4 million during the first nine months of 2016 when compared to deposits at December 31, 2015. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $17.1 million. Traditional savings accounts increased $10.2 million due to continued growth in our Prime Saver product. Total demand deposits decreased $.2 million and total money market accounts increased $6.0 million due to increased balances in our Insured Cash Sweep (“ICS”) money market account due primarily to a shift of trust department balances to the ICS product. Time deposits less than $100,000 declined $9.5 million and time deposits greater than $100,000 decreased $3.2 million.

The book value of the Corporation’s common stock was $15.12 per share at September 30, 2016, compared to $14.51 per share at December 31, 2015.

At September 30, 2016, there were 6,269,004 outstanding shares of the Corporation’s common stock and 20,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $1.2 million (4.37%) during the first nine months of 2016 over the same period in 2015 due to a $1.1 million (15.08%) decrease in interest expense; and $.1 million (.30%) increase in interest income. The net interest margin for the first nine months of 2016 was 3.21%, compared to 3.07% for the first nine months of 2015.

Comparing the first nine months of 2016 to the same period of 2015, the slight increase in interest income was due to an increase of $1.7 million in interest income on loans. This increase was due primarily to the increase in average loan balances of $61.9 million. This increase was offset by a decrease in interest income on investments due to a decline in average investments of $68.9 million.

Interest expense decreased during the first nine months of 2016 when compared to the same period of 2015 due primarily to a decrease of $12.3 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the continued shift of higher cost certificates of deposit to lower cost core deposits. The effect of this shift was a decrease in average balances in certificates of deposit of $34.6 million and a decrease of 24 basis points in the average rate paid and an increase of $52.0 million in average balances in core deposits and a decrease of 13 basis points in the average rate paid. Although the average balance in long-term borrowings decreased $23.3 million due primarily to the payoff of a $30 million FHLB advance in July 2015, the effective rate paid on long-term borrowings increased 12 basis points due to the increase in rates paid on off-balance sheet interest rate swaps compared to the prior period. The effect on the average rate paid was a 14 basis point decrease from .98% for the nine months ended September 30, 2015 to .84% for the same period of 2016.

Net interest income, on an FTE basis, increased $.2 million (2.36%) during the third quarter of 2016 over the same period in 2015 due to a slight increase in interest income as well as a $.2 million (8.09%) decrease in interest expense. The net interest margin in the third quarter of 2016 was 3.22%, compared to 3.13% for third quarter of 2015.

Comparing the third quarter of 2016 to the same period of 2015, the slight increase in interest income was due to the increase in average loans of $68.9 million offset by a reduction in average investment balances of $64.6 million. The overall rate earned on earning assets for the third quarter of 2016 increased 4 basis points compared to the third quarter of 2015.

Interest expense decreased during the third quarter of 2016 when compared to the same period of 2015 due to a decrease on the average rate paid of 6 basis points from .91% for the three months ended September 30, 2015 to .85% for the same period of 2016 due primarily to the shift in balances from higher cost certificates of deposit to lower cost core deposits.

Asset Quality

The allowance for loan losses (“ALL”) increased slightly to $12.0 million at September 30, 2016, from $11.9 million at December 31, 2015. The provision for loan losses increased to $2.2 million for the first nine months of 2016, compared to $.6 million for the same period of 2015. Net charge-offs increased to $2.1 million for the nine months ended September 30, 2016, compared to $.5 million for the nine months ended September 30, 2015. The ratio of the ALL to loans outstanding was 1.33% at September 30, 2016, 1.36% at December 31, 2015, and 1.45% at September 30, 2015.

The ratio of net charge-offs to average loans for the nine months ended September 30, 2016 was an annualized .31%, compared to an annualized ..08% for the same period in 2015 and .14% for the year ended December 31, 2015. The CRE portfolio had an annualized net charge-off rate as of September 30, 2016 of 1.24%, compared to an annualized net charge-off rate of .05% as of December 31, 2015. This increase in charge-offs is related to a $1.7 million charge-off on one loan due to reduced appraised value on the property. The A&D loans improved to an annualized net recovery rate as of September 30, 2016 of 1.52%, compared to an annualized net charge-off rate of .79% as of December 31, 2015. This improvement was due primarily to obtaining new appraisals on properties that secure a large loan relationship. The ratio for C&I loans had a net charge-off rate of .75% as of September 30, 2016, compared to no charge-offs as of December 31, 2015. The residential mortgage ratios were a net charge-off rate of .05% as of September 30, 2016 and a net charge-off rate of .02% as of December 31, 2015, and the consumer loan ratios were net charge-off rates of .68% and .40% as of September 30, 2016 and December 31, 2015, respectively.

Non-accrual loans totaled $18.1 million at September 30, 2016, compared to $15.5 million at December 31, 2015. The increase in non-accrual balances at September 30, 2016 is primarily due to one large participation loan moved to non-accrual during the third quarter offset by one large relationship moving to OREO. Non-accrual loans which have been subject to a partial charge-off totaled $5.2 million at September 30, 2016, compared to $4.1 million at December 31, 2015. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $1.2 million at September 30, 2016 and $1.8 million at December 31, 2015.

Accruing loans past due 30 days or more decreased to .69% of the loan portfolio at September 30, 2016, compared to .76% at December 31, 2015. The decrease for the first nine months of 2016 was due primarily to improvements in the non-owner occupied commercial real-estate, offset by an increase in the residential home equity portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $1.0 million during the first nine months of 2016 when compared to the same period of 2015. This increase was primarily attributable to increases in service charge income relating to the implementation of paper statement fees in late 2015, trust and brokerage income, debit card income, and bank owned life insurance income due to a one-time death benefit of $.2 million received during the second quarter of 2016.

Net gains of $.5 million were reported in other income in the first nine months of 2016, compared to net gains of $.1 million during the same period of 2015. The increase resulted from gains on sales of investment securities used for loan funding during the first half of 2016.

Other operating income, exclusive of gains, increased $.2 million during the third quarter of 2016 when compared to the same period of 2015. This increase was due increased service charge income relating to a paper statement fee implemented in late 2015, account analysis fees, and an increase in other miscellaneous income.

Net gains of $.2 million were reported in other income in the third quarter of 2016, compared to $.1 million in the same period of 2015. This increase was due to gains realized on sales of investment securities.

Operating expenses decreased $1.0 million in the first nine months of 2016 when compared to the same period of 2015. This was due primarily to a $.3 million decrease in OREO expenses, a $.7 million decrease in FDIC premiums, a $.3 million decrease in professional services and a $.4 million decrease in data processing expenses due to reduced expenses related to our core processor. These decreases were offset by an increase of $.8 million in other miscellaneous expenses due to a reserve for a pending loan claim, increased marketing and printed supplies relating to our new branding initiative and increased miscellaneous loan fees.

Operating expenses increased $.1 million in the third quarter of 2016 when compared to the same period of 2015. This increase was due to an increase of $.5 million in OREO expenses due to valuation write-downs in the third quarter of 2016 compared to gains on sales of properties in the third quarter of 2015 and a $.4 million increase in other miscellaneous expenses discussed above, offset by a decrease of $.4 million in FDIC premiums and a $.2 million decrease in salaries and employee benefits primarily related to reduced health insurance costs.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

		Three Months Ended			Nine Months Ended
		unaudited			unaudited
	30-Sep	30-Sep	30-Jun	31-Mar	30-Sep	30-Sep
	2016	2015	2016	2016	2016	2015
EARNINGS SUMMARY
Interest income	$11,563	$11,461	$11,457	$11,438	$34,458	$34,152
Interest expense	$2,069	$2,251	$2,078	$2,029	$6,176	$7,273
Net interest income	$9,494	$9,210	$9,379	$9,409	$28,282	$26,879
Provision for loan losses	$294	$500	$1,346	$568	$2,208	$626
Other Operating Income	$3,549	$3,399	$3,759	$3,388	$10,696	$9,710
Net Gains	$245	$95	$64	$216	$525	$100
Other Operating Expense	$9,762	$9,662	$9,539	$9,897	$29,198	$30,221
Income before taxes	$3,232	$2,542	$2,317	$2,548	$8,097	$5,842
Income tax expense	$947	$594	$613	$677	$2,237	$1,351
Net income	$2,285	$1,948	$1,704	$1,871	$5,860	$4,491

Accumulated preferred stock dividends	$450	$675	$450	$675	$1,575	$2,025

Net income available to common shareholders	$1,835	$1,273	$1,254	$1,196	$4,285	$2,466

		Three Months Ended
		unaudited
	30-Sep	30-Sep	30-Jun	31-Mar
	2016	2015	2016	2016
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.29	$0.20	$0.20	$0.19

Book value	$15.12	$13.52	$14.87	$14.57
Closing market value	$12.38	$8.20	$9.84	$10.95
Market Range:
High	$12.38	$8.83	$11.34	$11.70
Low	$9.58	$8.01	$9.65	$8.82

Common shares outstanding at period end	6,269,004	6,254,620	6,269,004	6,254,620

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.59%	0.45%	0.55%	0.57%
Return on average shareholders' equity	6.86%	5.34%	6.31%	6.52%
Net interest margin	3.21%	3.07%	3.22%	3.23%
Efficiency ratio	73.10%	81.00%	73.40%	75.30%

PERIOD END BALANCES	30-Sep	31-Dec	30-Sep
	2016	2015	2015

Assets	$1,338,189	$1,323,458	$1,320,315
Earning assets	$1,152,123	$1,150,750	$1,197,798
Gross loans	$902,489	$879,023	$843,092
Commercial Real Estate	$292,587	$280,505	$265,933
Acquisition and Development	$111,591	$110,986	$98,756
Commercial and Industrial	$75,597	$73,853	$74,780
Residential Mortgage	$398,469	$388,739	$378,947
Consumer	$24,245	$24,940	$24,676
Investment securities	$246,424	$275,792	$292,251
Total deposits	$1,019,185	$998,794	$996,341
Noninterest bearing	$221,650	$204,569	$214,975
Interest bearing	$797,535	$794,225	$781,366
Shareholders' equity	$114,768	$120,771	$114,592

CAPITAL RATIOS	30-Sep	31-Dec	30-Sep
	2016	2015	2015
Period end capital
Tier 1 to risk weighted assets	14.70%	15.31%	13.64%
Common Equity Tier 1 to risk weighted assets	10.52%	9.92%	9.00%
Tier 1 Leverage	10.77%	11.51%	10.54%
Total risk based capital	16.93%	17.37%	15.84%

ASSET QUALITY
Net charge-offs for the quarter	$928	$717	$97

Nonperforming assets: (Period End)
Nonaccrual loans	$18,144	$15,498	$11,776
Loans 90 days past due
and accruing	$439	$1,025	$657
Total nonperforming loans
and 90 days past due loans	$18,853	$16,523	$12,433

Restructured loans	$9,766	$14,019	$17,857
Other real estate owned	$10,259	$6,883	$7,477

Allowance for loan losses
to gross loans, at period end	1.33%	1.36%	1.45%
Nonperforming and 90 day past-due loans
to total loans, at period end	2.09%	1.88%	1.47%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.41%	1.25%	0.94%